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                                                                    EXHIBIT 3.1B


                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                             TURNSTONE SYSTEMS, INC.



         Turnstone Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         A. The name of the corporation is Turnstone Systems, Inc. The corporation was originally incorporated under the same name and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on January 2, 1998.

         B. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the Board of Directors and the Stockholders of the corporation.

         C. Pursuant to Section 242 and Section 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation amends and restates the provisions of the Certificate of Incorporation of this corporation.

         D. The text of the Certificate of Incorporation is hereby restated in its entirety to read as follows:

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                                   "Article I.

         The name of the corporation is Turnstone Systems, Inc. (the "Corporation").


                                   Article II.

         The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.


                                  Article III.

         The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


                                   Article IV.

         This Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock which the Company is authorized to issue is 200,000,000, $0.001 par value, and the total number of shares of Preferred Stock the Company is authorized to issue is 5,000,000, $0.001 par value. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding), the number of shares of any series subsequent to the issue of shares of that series.

                                   Article V.

         The Corporation is to have perpetual existence.

                                   Article VI.

         Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

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                                  Article VII.

         1. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which constitute the whole Board of Directors of the corporation shall be designated in the Bylaws of the corporation.

         2. The Board of Directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

         3. Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

         4. Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other causes shall be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the corporation entitled to vote generally in the election of directors ("Voting Stock") voting together as a single class; or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified.

         5. The affirmative vote of sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required for the adoption, amendment or repeal of the following sections of the corporation's Bylaws by the stockholders of this corporation: 2.2 (Annual Meeting), 2.3 (Special Meeting), 2.5 (Advance Notice of Stockholder Nominees and Stockholder Business) and 2.11 (No Stockholder Action by Written Consent Without A Meeting).

         6. No action shall be taken by the stockholders of the corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws.

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         7. Any director, or the entire Board of Directors, may be removed from office at any time (i) with cause only by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class; or (ii) without cause only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock

                                  ARTICLE VIII.

         Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal any aspect of
ARTICLE VII or this ARTICLE VIII.

                                   ARTICLE IX.

         The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in ARTICLE VIII of this Certificate, and all rights conferred upon the stockholders herein are granted subject to this right.

                                   ARTICLE X.

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

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                                   ARTICLE XI.

         1. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall be indemnified by the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

         2. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

         3. Neither any amendment nor repeal of this Article XI, nor the adoption of any provision of this Corporation's Certificate of Incorporation inconsistent with this Article XI, shall eliminate or reduce the effect of this
Article XI, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article XI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                  ARTICLE XII.

         Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                  ARTICLE XIII.

         Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation."

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         IN WITNESS WHEREOF, the Board of Directors of the Company has caused this Certificate of Incorporation to be signed by Richard N. Tinsley, its President and Chief Executive Officer, effective as of _________________, 1999.



                             TURNSTONE SYSTEMS, INC.


                             By:
                                -------------------------------
                                Richard N. Tinsley
                                President and Chief Executive Officer


Attest:



----------------------------------
M. Denise Savoie, Chief Financial
Officer and Vice President,
Business Operations